Exhibit 99.1

Gastar Exploration Announces Agreement with Major Australian Gas Transmission Company

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) together with its joint venture partner Eastern Star Gas Limited (ASX:ESG) are pleased to announce they have entered into a Heads of Agreement (“HoA”) with the APA Group (“APA”), owner of the Central West and Moomba Sydney Gas Pipelines. Under the HoA, options for early delivery of coal seam gas from PEL 238 into the New South Wales (“NSW”) gas market are to be investigated.

Under the HoA, it is anticipated that coal seam gas would be initially delivered to New South Wales gas markets via APA’s Central West Pipeline, with APA’s NSW pipeline system to subsequently be expanded as gas production and markets grow. By matching gas production, pipeline and market requirements in this manner, Gastar and ESG can minimize capital requirements, while realizing favorable gas transportation tariffs.

J. Russell Porter, Gastar’s Chairman, President and CEO stated, “Gastar and ESG plan to work with APA to develop arrangements that could potentially involve the construction of a new pipeline lateral to connect our PEL 238 Narrabri coal seam gas project into APA’s existing gas transmission pipeline system. By utilizing existing infrastructure, early market access could be secured, while complementing the later large-scale gas supply agreements anticipated by our existing MoU’s with Macquarie Generation and Babcock & Brown.”

Mr. Porter continued, “Securing early access to markets in Sydney and other New South Wales gas markets is of particular interest since we believe it is possible that gas production rates from the multi-lateral pilot production wells to be drilled by the joint venture later this year could, by mid-2009, be in excess of the volumes that can be used in the Wilga Park Power Station, even with the proposed expansion of the power station. Having early direct access to New South Wales gas markets will allow additional marketing opportunities to be pursued as well.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. Gastar pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. Gastar owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PAL 2, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Reserves Disclaimer

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, as filed on March 17, 2008 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This press release discloses “probable” reserves that the SEC’s guidelines would prohibit us from including in our filings with the SEC. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

CONTACT:
Gastar Exploration Ltd.
President and CEO
J. Russell Porter, 713-739-1800
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com